UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:	April 30, 2010
(Date of earliest event reported)	(April 27, 2010)

Multimedia Games, Inc.
(Exact name of Registrant as Specified in its Charter)

000-28318
(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Road South, Bldg. B, Suite 400, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

On April 27, 2010, Country Crossing, one of the Alabama facilities where a subsidiary of Multimedia’s Games, Inc. (“Company”) has historically placed games, indicated to the Company that under current conditions it will remain closed and consequently has substantial doubts as to its ability, in the short term, to make scheduled payments pursuant to the terms of its development agreement with the Company.  As such, the Company has concluded that it is required, under generally accepted accounting principles, to analyze the carrying value of assets deployed at the Country Crossing facility for impairment.  Based on the Company’s analysis a reserve has been established against the principal and accrued interest of a note receivable, as well as accounts receivable, related to the Country Crossing facility in the amount of $2.8 million.  In conjunction with its review of the carrying value of assets deployed at the Country Crossing facility, the Company also conducted a review of its other capitalized costs associated with its operations in Alabama and concluded that an additional $332,000 of other costs, including install costs and portable structures, should be written-off as well.

As a consequence of the abovementioned review, and the continued uncertainty in the Alabama market, the Company has also re-evaluated its revenue forecast for the fiscal year and determined that it is unlikely that it will recover a portion of its deferred tax assets and therefore has taken a $2.6 million charge to increase its valuation allowance.

As a result of these developments in Alabama, the Company will recognize total charges of $5.7 million related to the Company’s Alabama operations in the fiscal quarter ended March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: April 30, 2010	By:	/s/ Uri L. Clinton
Uri L. Clinton
Senior Vice President, General Counsel and Corporate Secretary